Exhibit 99.1
May 12, 2006
Company Press Release
The Cronos Group Announces Results for First Quarter 2006
San Francisco—(Business Wire)—May 12, 2006—The Cronos Group (NASDAQ: CRNS) today reported net income of $2.6 million, or $0.32 per diluted share, for the quarter ended March 31, 2006, compared to $3.6 million, or $0.46 per diluted share, for the quarter ended March 31, 2005.
Results for the first quarter of 2005 included the impact of the following items that had the net effect of increasing net income by $1.6 million, or $0.22 per diluted share: a gain of $1.3 million that was recorded on the receipt of amounts owed by a former chairman and CEO of the Company; $0.8 million that was recognized on the recovery of an amount payable to a managed container program; and, $0.5 million of legal expenses relating to the foregoing and other actions.
Total revenues for the first quarter of 2006 were $38.2 million compared with $36.5 million for the comparable quarter in 2005. Gross lease revenue for the first quarter of 2006 was $1.3 million higher than in the corresponding period of 2005 reflecting strong demand for leased containers and the growth of the Company’s Joint Venture Program. Utilization of the combined container fleet was 90% at March 31, 2006.
Cronos purchased $53 million of new container equipment for its owned and managed fleets in the first quarter of 2006. Specialized equipment, comprising refrigerated, tank and dry freight special containers, accounted for 88% of total additions and reflected the strong demand experienced by Cronos for each of these products.
Cronos is one of the world’s leading lessors of intermodal containers, owning and managing a fleet of over 442,000 TEU (twenty-foot equivalent units). The diversified Cronos fleet of dry cargo, refrigerated and other specialized containers is leased to a customer base of approximately 450 ocean carriers and transport operators around the world. Cronos provides container-leasing services through an integrated network of offices through state-of-the-art information technology.
This release discusses certain forward-looking matters that involve risks and uncertainties that could cause actual results to vary materially from estimates. Risks and uncertainties include, among other things, changes in international operations, exchange rate risks, changes in market conditions for the Company’s container lease operations and the Company’s ability to provide innovative and cost-effective solutions. For further discussion of the risk factors attendant to an investment in the Company’s common shares, see the Introductory Note in the Company’s Annual Report on Form 10-K that was filed with the SEC on March 30, 2006.

This press release and other information concerning Cronos can be viewed on Cronos’ website at www.cronos.com.
Contact:
Elinor A. Wexler
Vice President-Investor Relations
(415) 677-8990
ir@cronos.com

The Cronos Group
Condensed Unaudited Consolidated Statements of Income and Comprehensive Income
(US dollar amounts in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005
Gross lease revenue	$35,264	$34,004
Equipment trading revenue	1,726	135
Commissions, fees and other income:
- Related parties	203	187
- Unrelated parties	987	875
Gain on settlement of litigation	—	1,333

Total revenues	38,180	36,534

Direct operating expenses	5,107	4,552
Payments to Managed Container Programs:
- Related parties	12,459	8,188
- Unrelated parties	7,799	9,069
Equipment trading expenses	1,572	127
Depreciation and amortization	2,950	4,592
Selling, general and administrative expenses	5,134	5,793
Interest expense	1,644	1,521
Recovery of amount payable to Managed Container Program	—	(703)

Total expenses	36,665	33,139

Income before income taxes and equity in earnings of unconsolidated affiliate	1,515	3,395
Income taxes	(227)	(509)
Equity in earnings of unconsolidated affiliate	1,271	743

Net income	2,559	3,629

Basic net income per common share	$0.34	$0.50

Diluted net income per common share	$0.32	$0.46

The Cronos Group
Condensed Unaudited Consolidated Balance Sheets
(US dollar amounts in thousands, except per share amounts)

	March 31,	December 31,
	2006	2005
Assets
Cash and cash equivalents	$15,816	$15,829
Restricted cash	685	4,200
Amounts due from lessees	28,123	28,540
Amounts receivable from Managed Container Programs	5,072	3,391
New container equipment for resale	35,420	38,142
Net investment in direct financing leases	11,063	12,678
Investments in unconsolidated affiliates	35,151	31,358
Container equipment, net	124,678	121,988
Other equipment, net	1,087	1,130
Goodwill	11,038	11,038
Other intangible assets, net	299	345
Other assets	4,655	3,093

Total assets	$273,087	$271,732

Liabilities and shareholders’ equity
Amounts payable to Managed Container Programs	$23,879	$25,462
Amounts payable to container manufacturers	42,664	52,790
Direct operating expense payables and accruals	5,847	5,432
Other amounts payable and accrued expenses	5,835	11,873
Debt and capital lease obligations	102,574	87,780
Current and deferred income taxes	3,098	3,174
Deferred income and unamortized acquisition fees	7,994	7,684

Total liabilities	191,891	194,195

Shareholders’ equity
Common shares issued	15,267	15,040
Additional paid-in capital	44,164	43,807
Common shares held in treasury	(297)	(297)
Accumulated other comprehensive income	1,396	880
Restricted retained earnings	1,832	1,832
Retained earnings	18,834	16,275

Total shareholders’ equity	81,196	77,537

Total liabilities and shareholders’ equity	$273,087	$271,732